EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-07591, No. 333-83016, No. 333-119503, No. 333-123496 and No. 333-130576) pertaining to Mediware Information Systems, Inc.’s equity incentive and stock option plans of our report dated September 9, 2009 on our audits of the consolidated financial statements and financial statement schedule as of June 30, 2009 and 2008 and for each of the years in the three-year period ended June 30, 2009, which are included in the Annual Report on Form 10-K for the year ended June 30, 2009.

/s/ Eisner LLP
New York, New York
September 9, 2009